Exhibit 10.1

October 4, 2021

Mr. Mark Fields

Dear Mark:

On behalf of Hertz Global Holdings, Inc. (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company (“Interim CEO”) during the Company’s search for a permanent Chief Executive Officer. This letter agreement (the “Agreement”) sets forth the terms of your employment as Interim CEO and is effective as of October 5, 2021 (the “Start Date”).

1.             Position.

(a)                In your position as Interim CEO, you will report to the Board of Directors of the Company (the “Board”). Beginning the week of October 18, 2021, you agree to work out of the Company’s headquarters office in Estero, Florida at least two (2) days per week, and otherwise you may work remotely. You will also continue to serve on the Board while you are acting as Interim CEO.

(b)                The Interim CEO position is a full-time position. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you served as of the Start Date. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.             Term. The parties anticipate that the term of your appointment as Interim CEO will not exceed six (6) months unless extended by mutual written agreement (such actual employment period, the “Employment Term”). You will be deemed to resign as Interim CEO automatically upon the date that a permanent Chief Executive Officer is hired and commences employment with the Company (the “Permanent CEO Start Date”), and you agree to continue as an employee (subject to the same base salary) to provide transition services for up to two (2) weeks following the Permanent CEO Start Date, unless otherwise agreed to by you and the Company (such date, the “Employment End Date”). Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time with or without cause or with or without advance notice. Effective as of the day immediately following your Employment End Date, the Company expects that you will remain on the Board as a non-employee director following the end of the Employment Term.

3.             Compensation and Benefits.

(a)                Salary. You will be paid a salary of $62,500 per week (approx. $250,000 on a monthly basis), less required deductions and tax withholdings and prorated for partial weeks. Your salary will be payable bi-weekly pursuant to the Company’s regular payroll policy. You will not participate in the Company’s annual incentive plan.

(b)                Equity. Following the Start Date and the adoption by the Board of the Company’s 2021 Omnibus Equity Incentive Plan (the “Plan”), you will be granted a restricted stock unit award covering 500,000 shares of the Company’s common stock (the “Interim CEO Award”). The Interim CEO Award will vest as follows, subject to your continued employment on such date: (i) if the Employment End Date occurs within 90 days following your Start Date, 50% of the shares under the Interim CEO Award will vest as of your Employment End Date, and the remainder will be forfeited; and (ii) if the Employment End Date occurs after the 90th day following your Start Date, 100% of the shares under the Interim CEO Award will vest as of the earlier of (x) the 6-month anniversary of your Start Date and (y) your Employment End Date. The Interim CEO Award will be subject to the terms of the Plan and the award agreement evidencing the Interim CEO Award.

(c)                Benefits. While you are an employee, you will be eligible to participate in the Company’s standard suite of health and welfare benefits made available to its senior executive officers.

(d)                Non-Employee Director Compensation. While you are an employee, you will not earn any non-employee director cash retainers, equity grants or other compensation under the Company’s Directors Compensation Policy for your services as director; however, you will remain eligible to receive the equity incentive portion of your annual retainer (disregarding any election to receive equity in lieu of cash) due to you under the Directors Compensation Policy for your Board service through the Company’s 2022 annual meeting of stockholders, which shall be granted to you upon the adoption of the Plan.

4.            Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company, and will provide you with temporary furnished housing in Estero, Florida and a company provided vehicle for use during your time working out of the Estero, Florida headquarters during the Employment Term, in accordance with applicable Company policies and guidelines.

5.            Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law, and pursuant to the terms and conditions of any indemnification agreement previously entered into between you and the Company prior to the Start Date. You will also continue to be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time. The cost of such coverage will be borne by the Company.

6.            Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees (including, but not limited to, the Company’s Employee Confidentiality and Non-Competition Agreement).

7.            Governing Law; Arbitration. This Agreement will be governed by the laws of the State of Florida without regard to its conflict of laws provision. Any dispute, controversy, or claim arising out of or related to your employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in Lee County, Florida, before a single arbitrator, consistent with the AAA rules for employment disputes in effect at the time the arbitration is commenced (the “AAA Rules”). You and the Company waive all rights to have your disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon you and the Company. The Company shall be responsible for the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, except that you will be responsible for paying the initial filing fees as provided by the AAA Rules. You and the Company shall each be responsible for your own deposition, witness, expert, and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court.

8.            Miscellaneous. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This Agreement sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company.

We are all delighted to be able to extend you this offer. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me.

Very truly yours,

/s/ Tom Wagner

Tom Wagner
Vice Chairperson of the Board of Directors

ACCEPTED AND AGREED:

/s/ Mark Fields
Mark Fields

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